News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640               Internet:www.bry.com

Contacts:  Jerry V. Hoffman, Chairman, President and CEO
           Ralph J. Goehring, SVP & CFO


                    BERRY PETROLEUM COMPANY SETS
                $50 MILLION CAPITAL PROGRAM FOR 2004;
                    ANNOUNCES PRODUCTION TARGETS

Bakersfield, CA - January 12, 2004 - Berry Petroleum Company (NYSE:BRY) announced the board of directors approved a 2004 capital expenditure budget of approximately $50 million directed at increasing production and reserves through development and exploitation, according to Jerry V. Hoffman, chairman, president and chief executive officer.

Hoffman continued, "For 2004 the Company will have its largest capital budget in its history. Approximately two-thirds of the budget will be spent on continued development of Berry's Brundage Canyon, Utah acreage and other Rocky Mountain region developments, with the balance directed toward the Company's California assets. This amount does not include funds for additional property acquisitions which the Company continues to pursue."

2004 Production Target
Based on the 2004 capital budget, the Company anticipates that production will average between 20,000 and 21,000 barrels of oil equivalent per day (BOE/day) in 2004, up from 16,500 BOE/day in 2003. The Company expects net cash from operating activities in 2004 to be approximately $75 million, up over 20% from 2003, based on West Texas Intermediate crude oil prices of $28 per Bbl and Henry Hub natural gas prices of $5 per Mcf (thousand cubic feet of gas).

Rocky Mountain & Mid-Continent Assets Update
Development of the Brundage Canyon asset in the Uinta Basin of Utah is proceeding as scheduled and meeting expectations. Logan Magruder, vice president of the Rocky Mountain and Mid-Continent Region, said, "We have drilled 26 wells and completed 21 new wells since taking over the Brundage Canyon operations. Net production has increased by over 1,000 BOE/day to approximately 2,800 BOE/day at year-end since assuming operations in late August 2003. We will continue drilling throughout 2004 with one rig in Brundage Canyon and will add approximately 44 wells. The 2004 program is designed to grow proven production, extend the proven boundaries of the field and test prospective geologic horizons within the field's Green River formations. The Company has also been the beneficiary of higher than anticipated prices."

California Assets Update
Brian L. Rehkopf, vice president of engineering, stated, "In California, one-third of our capital budget, or $17 million, will be targeted toward increasing production levels through optimization of various projects and certain high-impact exploitation projects. Our California exit rate for 2003 was approximately 16,300 BOE/day. Several new projects such as the Ethel D and McVan steam projects will be 'proven-up' in 2004, laying the groundwork for further development in 2005."

2004 CAPITAL BUDGET SUMMARY
                                              Projected   Projected
Region                                  In    Number of   Number of
                                     Millions   Wells     Workovers


California                             $17         44       63
Rocky Mountain & Mid-Continent          33         51       22

  Total                                $50         95       85



This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.



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